Exhibit 99.2


                              DOBSON COMMUNICATION

                             Moderator: Warren Henry
                                  May 11, 2004
                                  10:00 a.m. CT


Operator:
     Good day everyone, and welcome to the Dobson Communications first quarter 2004 earnings results conference call. Today's call is being recorded.

     For opening remarks and introductions, I would like to turn the call over to Mr. Warren Henry, Vice President of Investor Relations. Please go ahead sir.

Warren Henry:
     Thank you and good morning. Today's conference call will contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These include, but are not limited to statements regarding the company's plans, intentions, and expectations for 2004. Such statements are subject to a variety of risks and uncertainties. And actual results may differ materially from those projected.

     We discuss the risk factors that could impact the company's overall business and performance in more detail in our reports filed with the Securities and Exchange Commission. Given these concerns, investors and analysts should now place undue reliance on forward-looking statements.

     Once again, this quarter, our financial presentation, as explained in yesterday's press release and 10-Q, is effected by the June 2003 acquisition of the two new properties in Alaska, the August 2003 acquisition of American Cellular and the mid February 2004 acquisition of Michigan RSA-Five. Results of the acquired properties are included in our first quarter 2004 results, but not in those for the first quarter last year.

     With that, I would like to turn call over to Everett Dobson, President, CEO and Chairman of Dobson Communications.

Everett Dobson:
     Thank you, Warren. On February 18th, we gave an investor conference in New York that lasted some three-and-a-half hours, and contained 121 pages of slides. At that time, we wanted the investment community to have a complete and comprehensive overview of our business. And while acknowledging it's only been two-and-a-half months since the conference, I am pleased to report our view of the world and this business has not changed.

     We have not shifted our strategy, nor changed our focus. We continue to believe that our future shareholder value is largely depending on our ability to grow subscribers, and increase the profitability of those subscribers. We further believe that our commitment to and recent overlay of GSM technology is our catalyst toward achieving our financial objectives.

     Roaming revenue will continue to be a meaningful cash flow source to us, however, it is not our growth engine. In fact, our strategy has been to effectively trade roaming profits for local profits.

     In February, we outlined numerous goals and objectives that are important to us in 2004 and beyond. And we continue to be on track to meet those goals. More specifically, I thought I'd address some of our most important initiatives in more detail, starting with our GSM overlay, which for the continental U.S. was completed as planned, on budget before April 1st, 2004.

     For Alaska, we continue to be on target for an end of June completion. Moving now to the initiative of attracting new subscribers. As we said in February, we expected that it would likely be well in to the second quarter, before we started to see improvement in gross adds. Given that our local GSM launch for the majority or our company occurred on April1 15th, and our new ad campaign was launched in the few weeks after that, it is still too early to meaningful measure any change in the sales production. Although, as Doug will point out, in more detail, we are confident in the initiatives for increased sales volume that we have or will have rolled out.

     I can, however, point to a few bright spots that are measurable. First, (Charm) continues to be inline or below communications. In fact, it trended down from January to March for the quarter - within the quarter, and remained down in April.

     Second, the take rate of GSM versus TMA services in the markets we've launched is somewhat higher than expectations. Trending now right at 60 percent of post pay ad. Our pre pay ads will continue to be on TV in May for the foreseeable future.

     Third, our current TDMA customer base is converting to 2GSM at a faster pace than we expected. Since our local launch in mid April, we have averaged about 750 TDMA to GSM migrations per day. There are a couple of implications to this migration. First, virtually all migrations all under our current retention plan. Which simply put, means we will subsidize a new phone in exchange for a new one or two year contract for those out of, or close to out of contract. But we do not subsidize customers who are not out of contract in order to simply obtain a migration. As we said in February, we believe GSM subs will carry about a $6 RPU improvement over TDMA - over a TDMA subscriber, and we continue to believe that.

     And now moving on to the subject of RPU, in February, we indicated we expected all in RPU to increase $1.25 to $1.75 over 2003 on a pro forma basis considering recent acquisitions. In the first quarter, on this basis, we were actually down by 75 cents, which is a little below our plans. So we clearly have some ground to make up. But we continue to believe the trend is favorable in addition to the improvement we will see as we migrate over time from TDMA to GSM. We continue to believe USF funding could be in the 12 to $15 million annual range. And that some of that could begin flowing by year end in the range of 500,000 to $1 million per month, which of course, will increase RPU as well.

     Moving now to roaming revenue. When looking at the relevant issues about roaming, there are essentially three things that have significant impact, AT&T minutes, Cingular minutes and the blended yield. In the first quarter, yield was on plan. AT&T was below expectation. And Cingular was above expectation. So all in roaming was pretty well in line with what we expected. In analyzing those three elements in to the future, starting with yields, no surprise here given 90 percent of our traffic is under contract at fixed rates. Therefore, we are highly confident in our roaming yield remaining at approximately 14 cents for the year.

     With respect to Cingular, we are encouraged by the current trend in Cingular subscriber growth and customer usage. And while we did in fact expect Cingular's minute growth to be a health 20 percent year-over-year, it is in fact, trending somewhat above that.

     AT&T, on the other hand, is trending below expectations driven in large part by their negative ads in the first quarter. As to what to expect for the rest of the year, in total our view really hasn't changed in that we should be slightly negative to slightly positive on a year-over-year MOU growth basis. However, I should note that if you're looking at quarterly changes, we expect MOUs in the second quarter to be negative on a year-over-year change basis compared to last year. And by the fourth quarter of this year, we expect to see a slightly positive increase. With respect to 2005, we continue to believe in an eight to 12 percent increase off of '04 is attainable. However, this is largely dependent on the direction and success that AT&T has over the next three quarters.

     And with that I'll turn it over to Doug.

Douglas Stephens:
     Thank you, Everett. At our mid-February investors conference, I identified four primary operating objectives that we would focus on throughout the year. In the first quarter, we made considerable progress in implementing our strategic initiatives. The first objective, as Everett said, was to complete the overlay of our continental U.S. networks with GSM, GPRS in late March. We did in fact get it done. We overlaid GSM, GPRS in every cell site, one-for-one.

     And we are progressing rapidly at this time in overlaying our networks out Alaska. The Alaska network will be turned up GPRS and EDGE capable. The remaining properties will be upgraded with the EDGE software in the June, July timeframe.

     Our second key objective was to keep postpaid churn at two percent, or below, which was accomplished in the first quarter. A number of achievements point to the continuation of this favorably low churn. First, as Everett said, we are migrating a large number of TDMA customers to GSM, slightly more than half of the 11,300 GSM subscribers that we added during the first quarter, came by the way of migrations.

     From March to April, the pace of GSM gross ads continue to accelerate up more than 150 percent. GSM migrations from April - from March to April were up three fold. We are not promoting upgrade now in our advertising. There simply appears to be a good deal of pent up demand among our customers for the new technology.

     Because we are requiring new one or two year contracts with these migrations, the average length of contract at the end of the first quarter was 14 months compared to just over 12 months at the end of 2003. And we now have 69 percent of our customer base under contract up from 65 percent at the year end 2003. Obviously this bodes well as we move towards the second WLMP deadline on the 24th of this month, which I'll discuss in greater detail later.

     Our third key objective of the year was to increase our total of prepaid and post paid growth subscriber additions, 12 to 15 percent over the total of 398,000 that we had for 2003. That's pr forma for 2003 and 2004 acquisitions, including NPI which is scheduled to close in the June timeframe.

     In the first quarter, we did continue to see lower TDMA sales, versus what we expect the combined TDMA GSM results to be. Combined post paid and pre paid gross ads or 84,700 for the quarter. The first quarter tends to be the weakness of the year for gross adds. And more importantly, we rolled out the balance of our markets of GSM retail throughout March in to April. So our strongest selling performance should be in the remainder of the year, as we achieve traction with our more aggressive advertising. And as the attractiveness of our GSM handset, calling plans and data products become better known in our market.

     Finally, our fourth key objective of the year was to increase RPU by $1.25 to $1.75 per sub. We actually experienced a slight decline in the first quarter. But again, we had minimal impact from GSM sales and migrations in the quarter. Looking forward, in addition to incremental GSM sales, potential increases in regulatory fees, and USF contributions, we expect to see data beginning to contribute to the revenue stream in the last second quarter. As part of the current GSM promotion for the first two months of data service are free. We will have more cycle data points on RPU to share with you on the second quarter conference call.

     Now let me give you a little more color on what we have accomplished since we last reviewed our objectives in mid February. As of March first, we began selling our new GSM handsets and calling plans, in the Minnesota, Wisconsin and Maryland properties. Specifically, we have GSM product in stores with new collateral, new pricing, and limited GSM advertising.

     On April one, we broadened the GSM roll out to the remainder of our continental United States properties. Finally, starting April 15th, we launched our new print, radio, and TV advertising, focusing on GSM handsets, rate plans, and data services, including picture messaging, and other data features. The current advertising spend is much heavier than normal, with a focus on ratio, networking cable, cable TV, as we target a younger audience for our subscriber growth.

     We also now have our new pre paid pricing in place, and are starting to see the desired results in increased RPU and gross ads, as well as the reduction in the pre paid churn. Please note, we are still selling pre paid on the TDMA platform. And we expect to launch our GSM pre paid in the August timeframe.

     As for the other GSM products that we discussed in February, we launched the (Ebo Phone in a Box) product in mid April with no contracts, no credit check, go phone type product. We are still on target to expand our wireless Internet services offering, along with Blackberry and other similar devices, early in the third quarter. We also expect to have EDGE PC cards in our stores in that same timeframe.

     In terms of GSM handsets, we currently offer nine handsets, manufactured by Nokia, Motorola and Sony Ericsson. And we will approximately double that number by the end of July, including three additional manufacturers. What has been the early results, and these are obviously very preliminary in terms of receptivity to GSM and our markets. We had 11,800 GSM customers at the end of March. And nearly 40,000 at the end of April. In April especially, in the markets where we had launched GSM, our GSM gross ads were roughly equal to TDMA. Therefore, we're even more confident that GSM sales will be 80 percent of total sales of better, well ahead, of the original November target. Again, this only addresses the sale mix, not the increase in the store traffic that we anticipate.

     Long-term, we believe the trend in migrations and GSM gross adds bodes well for RPU. So far, we're seeing GSM RPU from the early adopters of about $50, again, without any contribution from data. While the percentage of total sales and migrations were better than anticipated, the overall store traffic from March through April has remained fairly static. We do expect this to improve as the advertising is in the market longer, and the sales force grows in product knowledge and confidence with the new technology.

     In terms of the roll out of GSM in Alaska, our network overlay is ahead of schedule. We will start testing this month in Anchorage. And we plan to deploy retail in our Alaska markets in late June or early July.

     Finally, I'd like to note that we're obviously focused on the second deadline for WLNP in two weeks. We have expanded our automated WLNP porting process. It is more automated today than it was at the time of the first deadline in November. So we are more efficient in cost, as well as meeting, supporting guidelines. We have expanded WLNP head count at our porting center, in anticipation of the remaining 85 percent of our markets, being compliant on May 24th.

     To port in, to port out of trend remains unfavorable. But the volume is still minimal and not enough to significantly impact churn. The second round of WLNP involves less competitive markets. And we now have a full compliment of GSM products in our lower 48 properties and we'll have in Alaska by early July. Consequently, we are better positioned to compete, and hopefully turn WLNP in to a net positive on a go forward basis.

     Before I turn the call over to Bruce, I'd like to recognize the tremendous effort made in the past few quarters by the Dobson team, both in the field, the original VP, the sales and management staff, and cost center organizations, as well as the staff here in Oklahoma City that have worked countless hours to position us to capitalize on our future growth opportunities. We've accomplished a variety of key strategic initiatives, from the Billing system conversion to the GSM overlay to sales training on new handsets, to the integration of new properties in Alaska and in Michigan.

     While we aren't finished, we are well positioned to begin translating all of this labor in to subscriber and earnings growth in the remainder of 2004, and beyond.

     With that I'll end my comment and turn the call over to Brice Knooihuizen.

Bruce Knooihuizen:
     Thanks, Doug. There's just a few more areas that I'd like to spend some time reviewing this morning. First, I'd like to go in to a little more detail from the operating results that neither Doug nor Everett have covered. Secondly, I'll briefly talk about capital expenditures, followed up with a discussion of our recent credit facility amendment and concluding with our cash position.

     As most, if not all of you are aware our financials are presented on a GAAP basis. That is we exclude from current and historical operating line items, the results of properties we sold or traded using discontinued operations accounting. Unfortunately, we don't get to include the properties we are receiving until the actual date of the close. And prior periods are never adjusted for these acquisitions.

     As active as Dobson Communications has been, it makes it difficult to compare one period to another. For that reason, I will try, where appropriate to put the numbers on a same store basis. Most of the information, I'll share with you today can be found either in the current press release, or referenced from our February investors meeting, the slides of which are still on the Web site.

     These results as I discuss them do not include the upcoming MPI acquisition, which we expect to close in June. Beginning with total revenue the consolidated operations reported 233.8 million in the first quarter of 2004. This compares with a same store basis revenue of 260.5 million in the first quarter of '03.

     Of the total consolidated revenue, local service revenue increased approximately one percent to 181.7 million. This reflected a three percent growth in the subscriber base offset by a lower RPU. And as both Everett and Doug mentioned earlier, despite the decline in RPU, we are encouraged by the results we are seeing in GSM RPU.

     The slight increase in service revenue was more than offset by the expected decline in roaming revenue. Roaming minutes of use were approximately 303 minutes for the quarter. This was flat as compared to the MOUs in the first quarter of 2003. The roaming yield, however, declined from approximately 23 cents to 14 cents consistent with the contractual reductions.

     You may remember that our consolidated roaming yield in the fourth quarter last year was about 17 cents. Based on seasonality, mix and contracted rates, we expect that the first quarter yield will remain relatively stable throughout this year. Roaming now represents approximately 18 percent of our total revenue.

     On the expense side, cash cost per user, or CPPU was $21.49 in the current quarter, as compared to a year earlier when on a same store basis, the CCPU was $21.14, and a fourth quarter level of $22.70. While CCPU was slightly higher than Q1 of last year, we saw considerable improvement from the fourth quarter. Some of the improvement is sustainable. While in some areas, we may see cost on a per sub base increase at least temporarily. Let me spend a moment on the two main components of CCPU, cost of service, which includes the cost of our network, as well as in collect costs, and general and administrative costs.

     In our February investors conference, we stated that we expected cost of service to achieve low single digit improvements over the $13.90 per month per subscriber we experienced in 2003. Our first quarter results came in considerably lower than that $11.90. But despite this great result in the first quarter, for the year, we expect to come in much closer to our guidance level.

     In collect costs were at a seasonally low $4.19 per subscriber, versus our full year guidance of $4.50. Likewise, our network costs, which also came in below guidance, will increase on a per subscriber basis, as we continue to deploy the EDGE technology and add sell sites. Further, we were able to record a one time credit of approximately $2 million in the first quarter, for termination fee reductions that we had been vigorously negotiating with one of the RBOCs.

     The second major components of CCPU, general and administrative costs, we stated our expectation that this cost per sub would increase five to 10 percent in 2004 from 2003 year totals. But, it would decline from the fourth quarter '03.

     Our full year 2004 costs were $8.60 per subscriber. And the fourth quarter 2003, was $9.50 per subscriber. The first quarter of 2004 came in at $9.30, an eight percent increase over the overall 2003 levels. In particular, as compared to the fourth quarter, we saw improvements in billing costs, and a positive trend in bad debt expense. In addition, the fourth quarter contained a (true up) for increased tax assessments in our Kentucky Markets. These savings were partially offset by increased costs for processing WLNP which we discuss in our February investor's conference.

     The final expense category is cost per gross ads, CPGA. In February, we said we would spend for the year $328 per gross ad, and an additional $75 per gross add for retention costs. On a seasonally adjusted basis, we expected to spend roughly $350 per gross add in the first quarter. Of the total 43 million we spent on total (saw) and equipment expenses less equipment revenue, approximately 31.6 million was for subscriber acquisitions. This trends to approximately $370 per gross add as compared to the expected $350. While this cost was hire than expected, the costs should come down as we increase pre and post paid gross ads.

     The remainder of this category is for retention. The $75 per gross ad for retention costs provided in the investors conference, equates to approximately $9 million in the first quarter. Our actual retention costs were closer to $11 million. In the first quarter, we saw higher costs due to our efforts to aggressively pursue a higher basis of subscribers under contact, prior to the next phase of WLNP which Doug talked about. And to a lesser extent, higher handset subsidies for customers moving from TDMA to GSM. We will continue to monitor this cost closely. We are seeing an acceleration of the number of customers switching to GSM. We believe this migration to be beneficial to the company. And we have negotiated for lower priced hand sets going forward to help manage this cost. Net of all of this, our EBITDA on a consolidated basis came in at 83.1 million for the first quarter of this year.

     Switching over to capital expenditures, Dobson Communications spent approximately 40.6 million in the first quarter. Of that amount, 25.4 was spent in Dobson Cellular Systems. And the remaining 15.2 was spent at American Cellular. The GSM overlay was completed in the lower 48 states. And we are on track to complete the Alaska overlay by the end of the second quarter as anticipated.

     In addition to the overlay there were 31 new GSM cell sites added in the quarter, 15 in the American Cellular properties, and 16 in the Dobson Cellular markets. We are well on our way to meet the projected 200 to 250 new cell sites, the majority of which should come online over the next few months. Consequently, we are staying with our original guidance range for full year 2004 capital expenditures of 110 million to $140 million.

     Moving on to the balance sheet, we announced yesterday the approval of the amendment to the Dobson Cellular Systems credit agreement. This will allow us greater flexibility over the next three years while still keeping in place the additional liquidity this agreement provided.

     Dobson Communications ended the quarter with 142 million of cash on its balance sheet. This is down 66 million from the 12-31-03 balance. For a seasonally low cash generating quarter, the company produced approximately 33 million in unleveraged free cash flow. Interest, dividends and debt amortization amounted to approximately 77 million.

     Non operating cash items included a net flow of 32 million from M&A activities, and the use of 54 million for debt repurchases. I would now like to turn the call back to the Operator, for any questions. Thank you

Operator:
     And thank you. Today's question-and-answer session will be conducted electronically. And if you'd like to signal to ask a question, please do so by pressing the star key followed by the digit one on your touch-tone telephone. If you're using a speakerphone, please make sure your mute function is turned off to allow your signal to reach our equipment. And once again, that's star one for questions. And we'll pause for just a moment to give everyone a chance to signal.

     We'll take our first question from Rick Prentiss from Raymond James. Please go ahead.

Rick Prentiss:
     Yes, good morning guys. A couple of questions for you. On the retention costs, I think you mentioned that the actual in the quarter was about 11-and-a-half million versus kind of back from your February guidance, it would have been about nine million. What do you think going forward we should expect to see? And what percent of the base actually did upgrade when it was GSM or otherwise in the quarter?

Bruce Knooihuizen:
     OK. Rick, this is Bruce. In terms of the upgrade in the first quarter, it was actually relatively small to what we've been seeing since the April 15th time frame when we rolled it to all of the markets. In fact, the migrations were for the first quarter were under 10,000. So it's a small amount in that quarter.

     We did have a lot of upgrades still on TDMA which attributed to a lot of that cost being higher in the first quarter. As Doug mentioned, we've increased our subscriber base under contract to 69 percent and lengthened the time period. So a lot of the push in the first quarter was to get people that were getting to the end of their contracts, back under contract. A lot of those customers, the majority of them in the first quarter stayed with TDMA.

     As we go forward, I'd expect that we will see a significant drop off in migration or retention cost attributed to TDMA. And most of those customers will be migrating for a cost going forward. A lot of that depends on the success of the programs. But what I would suggest is, I think, the first quarter is probably a high end number. Again, as we go forward we expect that the lower handset prices should help significantly for us.

Rick Prentiss:
     OK. AT&T when they made the change in the current quarter, to let GSM customers roam outside, can you update us a little bit of what you've seen in April and May so far from the impact of AT&T letting their customers roam off on to other people's networks like yours without charging them?

Everett Dobson:
     Well in certain markets it certainly helps. We have not seen a significant, what I'd call an overwhelming significant improving from that occurrence. But clearly, in certain markets it did change the dynamics some.

     I think what will shift it dramatically is when the new rate plans that AT&T adopted start to take hold, to remind everyone first of all AT&T has not been as - certainly as successful as Cingular in selling GSM. Although, we think that will start to shift. And furthermore, the old plans under GSM did not include our territories. So the new plans on April 18th, if they begin selling will clearly - do in fact include our territory for at least the national plans. And we think the national plans will compromise a significant portion of their sales effort.

     So it's all out in the future, but yes, it should be a positive trend.

Rick Prentiss:
     Speaking of the future, final question for you. We were having some meetings with Bell South and Cingular the other day, and they were mentioning that Cingular wants to move beyond edge, and looking at UMTS. And would look to its roaming partner, such as yourself, and western wireless to maybe consider putting in UMTS equipment so that Cingular's customers could roam off on to your networks. Any initial thoughts on that? Obviously it's nothing this year probably our next year, just kind of your thoughts on your interest and the cap ex that might be involved.

Everett Dobson:
     Yes, I think UMTS is certainly on the radar screen, or will be on the radar screen as we look out beyond what let's say '05 or so. But it's still a little early. I am encouraged that obviously Cingular is planning that far in advance, Cingular and it's owners Bell South and SPC. You know, UMTS can be a very complimentary technology to GSM. It is something that frankly is, you know, would - the benefit to us obviously in the future would be to expand our traditional voice, and two-and-a-half G data products, to more of a broadband delivery.

     I think it would require us to have at least 10 megahertz of spectrum in those markets that we would deploy it. So, you know, that's the business plan in the making. It's still a long ways from anything that we're certainly drawing any conclusions on. But clearly, we're encouraged that Cingular is pointing in the direction. We think that UMTS is a logical next generation that we'll be competitive with CDMA, EVDO and others.

     We probably, if you started to further develop the business plan, I think you're probably look to our major metropolitan areas as being the most likely and most cost effective among the cost efficient to initially deploy it.

     We don't see a lot of quote, wires, broadband competition in many of our real markets. I think the pace may be a bit slower there. But certainly, we're encouraged by Cingular. And as you mentioned, we're encouraged that Cingular would look towards ourselves and others to compliment their product.

Rick Prentiss:
     Great. Well good luck guys.

Everett Dobson:
     Thank you, Rick.

Operator:
     Our next question, Stephen Flynn from Morgan Stanley. Please go ahead.

Stephen Flynn:
     Good morning. A couple of questions. Number one, could you talk a little bit about American Cellular? Could you talk about some of the trends there? We've seen EBITDA margin really deteriorate over the last couple of quarters there. I wonder if there's any one time or non reoccurring issues on the cost side with American Cellular.

     And then, also I heard you reiterate '04 cap ex guidance, but I'm not sure if you reiterated '04 EBITDA guidance. If you could address that, that would be helpful. Thank you

Bruce Knooihuizen:
     I can take a shot at the EBITDA guidance. I'm going to let you guys try to answer Am Cell. We did not reiterate '04 EBITDA guidance. We did talk about the specifics of the components, if you will, that will go in to the EBITDA guidance. And as we said, we don't see a material change, or even a significant change in any of the areas of the business. We are clearly, on track to execute on the plan we've established in February. So I'll certainly leave it at that. But someone can ...

Stephen Flynn:
     I'm sorry, so you still feel comfortable with the 390 to 425?

Bruce Knooihuizen:
     Yes, we're not changing the EBITDA guidance. It is still on the table. We're not pointing in any one direction beyond the EBITDA guidance that was out there in February.

Stephen Flynn:
     OK. Great and American Cellular.

Everett Dobson:
     Yes, in terms of just the general trend in some of the margins, actually we're seeing a lot of the similar things in both Dobson Systems as well as American. And excuse me; a lot of the trends to margins have come down. A big part of that, as a direct function to what we're seeing in roaming revenue, both in terms of some of the minutes not growing as quickly, but more importantly, the yield coming down substantially in the early years.

     Now hopefully, over time, if you remember some of that trade off of roaming profits was for lower in collect rates. And hopefully, over time, we'll see that that was the right trade off to make as our local subscribers become more profitable going forward.

     There were a couple of other smaller things that effected American directly. The one item I had mentioned is the fact that on a property tax standpoint, American was hitting Kentucky with a new procedure for assessing taxes there, that actually had a significant hit on G&A. And will continue as we go forward.

Stephen Flynn:
     I'm sorry. Can you quantify that? So that was in the Kentucky property of American Cellular, your taxes were a few million dollars, higher?

Everett Dobson:
     On the fourth quarter, we included, how much was it in the fourth quarter, about a million?

Bruce Knooihuizen:
     A million four.

Everett Dobson:
     Yes, it was a million four higher in the fourth quarter. A million four higher in the fourth quarter. Of that, approximately half a million was an adjustment for product ((inaudible)). But you can still see that that was higher going forward.

     Other than that, I think that the other general trends are really falling in line with what we're seeing in Dobson.

Douglas Stephens:
     Yes, Stephan this is Doug. The only other thing I would add to that is that the RPU in American Cellular certainly is lower than at Dobson. And we clearly believe there's an opportunity there with GSM and the data products they were launching, to move that back up. And so that is where there is an awful lot of focus right now, is fixing the RPU trend to get it back where industry standards are.

Stephen Flynn:
     OK. Great. And then just one final thing on Am Cell, have you come to any conclusions with regard to Cingular's non Kentucky overlap in American Cellular and your right to purchase that property or those properties?

Everett Dobson:
     No. We're still having discussions, and expect that to continue for the foreseeable future.

Stephen Flynn:
     OK. Great. Thank you

Everett Dobson:
     Thank you

Operator:
     Our next question, Ethan Schwartz from CRT Capital Group. Please go ahead.

Ethan Schwartz:
     Hi. A couple of questions. First, let met follow up on American Cellular. It seems to me that roaming minutes were up slightly year-over-year, there, backing out from what seems to have happened at Dobson apart from American Cellular. Is that correct?

Everett Dobson:
     Yes, that's correct.

Douglas Stephens:
     Very slightly. They were up - I think they were up one percent and Dobson was down one percent.

Ethan Schwartz:
     OK. And the roaming figure you gave for Cingular, minutes of use up 30 percent, is that apples-to-apples? Or is that the effect of including American Cellular in the most recent Q1 but not in the earlier period.

Bruce Knooihuizen:
     No. That's apples-to-apples.

Everett Dobson:
     That's apples-to-apples.

Bruce Knooihuizen:
     And just so everybody is clear, we did the best we can to effectively, at least in our verbal presentation tie back to our investor conference, on a same store apples-to-apples basis that we gave in February.

Ethan Schwartz:
     OK. And then, for this quarter, can you give us a rough estimate of the percentage of roaming minutes that were TDMA roaming minutes from AT&T in markets in which Cingular has GSM or that were Cingular TDMA roaming minutes in markets where AT&T has GSM. In other words, I'm trying to back in to the percentage of your roaming minutes, at least in this quarter, that you might see move to Cingular and/or AT&T as the case is, as they move to GSM and star to prefer one another.

Everett Dobson:
     I don't know how we'd back in to that in all honesty. We - I think if I can point you in to any one thing, we expect the Am Cell minutes to grow slightly faster than Dobson because Dobson has been over built in GSM. And as the migration occurs then we expect Am Cell to carry a little bit more of the growth than does Dobson because of that.

Ethan Schwartz:
     The - you know, is the danger numbers as far as minutes, that you might be alluding to is sort of 20 percent or 30 percent. You know, just anything that's sort of ...

Everett Dobson:
     Slightly.

Ethan Schwartz:
     Excuse me.

Everett Dobson:
     Slightly, is what I said. Slightly is the number is the term. I don't - it would be unfair for us to try to give you a 20 to 30 percent number right now. But I do believe slightly, AM Cell will go slightly faster.

Ethan Schwartz:
     No. I mean the percentage of the minutes in total that are sort of in danger at Dobson and at American. I know the TDMA minutes as they ...

Everett Dobson:
     Well there's not minutes in danger. We don't receive GSM minutes where we compete against, AT&T. We don't receive GSM minutes where we can ...

Ethan Schwartz:
     Let me try to get at it another way. I mean, I guess I'm trying to go back to this issue that arose that in the presentation, where you showed, you know, I forget what the precise figure was but markets in which AT&T has coverage, but now Cingular, or Cingular has coverage, but not AT&T. And therefore, as both sides to prefer one another as roaming, presumably a certain chunk of your minute pool would go away. That's the number I'm trying to get at. Can you sort of refresh what that estimate might be.

Everett Dobson:
     Yes, we - if you'll refer to my earlier comments, see if I can find them here, on roaming, we - for the year we said that we expected the roaming minutes to be slightly down to slightly positive. We saw essentially that in the first quarter.

     And I also said in my comments that we can expect the second quarter to be negative, slightly negative.

Male:
     OK. And we expect by the fourth quarter that minutes, and again, speaking only of year-over-year growth, minute growth to be slightly positive. Now that takes in to account all things including any areas where we compete against Cingular and AT&T and GSM, where we don't compete against Cingular and AT&T and TDMA. And they're - and to your point, there are a couple of million pops in that category, a few million pops in that category.

Ethan Schwartz:
     OK. A couple more market specifics on American cellular. I'm looking at the maps that Cingular and AT&T filed with the FCC for Kentucky and for - in particular for New York State. And there's already heavy coverage of Cingular north of New York City to Poughkeepsie. Can you give us a sense of what percentage of American Cellular's AT&T roaming comes, you know, from those corridors? In other words, is it a high percentage that would be expected to go to Cingular over time?

Everett Dobson:
     I don't have the percentage in front of me. It - first of all, let me make sure you understand that in that area, we think we're going to a net winner, net non and net loser because we believe that Cingular will choose to roam on the AT&T New York network as opposed to the effectively their joint network with T mobile. So we believe that will end up being.

     When that happens, then we will be the beneficiary of additional roaming minutes from Cingular. Additionally, that market if there is a competing network, that market does fall under the buy back rights that we have. So to the extent that that, you know, those - that the network is subject to that, we expect to exercise that. So we don't believe that we're at risk for any traffic loss. In fact, we think we'll gain traffic in that market.

Ethan Schwartz:
     But just so I understand, that whole coverage that's shown on the map is really T-Mobile owned spectrum rather than Cingular owned spectrum?

Everett Dobson:
     Correct. Well it's actually, I think it's called their factory network if I'm clear on it, public information. And it is available. But that network was created - it was originally built by T-Mobile. At the same time, Cingular built - obviously Cingular had the Los Angeles network. And they are effectively co-opting that network or that ownership between the two.

     I'm not completely clear as to the structural ownership and the percentages therein. But I am confident that with overtime particularly given our contractual obligations to own that network or that area, with out competition from whoever Cingular - excuse me - whoever AT&T merges with, that we will enjoy a benefit there.

Ethan Schwartz:
     OK. I - just FYI it's shown as split 15 megahertz, 15 megahertz between Cingular and T-Mobile on their filings. So I think they own some of it.

Everett Dobson:
     Yes, that network is included in that area.

Ethan Schwartz:
     OK. Thanks a lot.

Operator:
     Our next question Raj Patel from Farallon; please go ahead.

Raj Patel:
     Hi, guys. A couple of questions. You mentioned you expect the yield to stay constant for the rest of the year. Can you walk me through that as, I think, everybody on the call would expect GSM minutes to continue to rise, especially as your GSM network is up for the rest of the year.

Everett Dobson:
     Yes, the short answer is there's a not a significant difference between GSM and TDMA rates. In fact, at Singular they're identical. AT&T is slightly - GSM is slightly below TDMA. So when you consider all - and we do consider - we have considered the migration impact. It does have - we do have some reduction in our yield over the next over, if you look at our investor presentation in February we're going to have a reduction in our yield over the next three or four years. That it's in driven in some part because of the GSM migration.

     Where that - where we're impacted by that is only with T - only with AT&T. And given their migration has slowed somewhat, it has effectively slowed that reduction in yield. But even the yield is very - the change is very minimal.

Raj Patel:
     OK. A couple of other things. You mentioned current advertising, and when you launch in these - or as you've launched in these markets, it's going to be heavier than normal, what kind of increment are we talking about here?

Bruce Knooihuizen:
     For the second quarter, we're expecting to spend over normal spend about $800,000 per month incrementally. And we're looking at that right now for a three month period.

Raj Patel:
     All right, so about $2-and-a-half million you're talking about?

Bruce Knooihuizen:
     That's correct.

Raj Patel:
     OK. And to last things, the new pre paid pricing plans, can you walk through those? And I'm going to ask you one more time to go through your answer to Stephan Flynn's question on EBITDA. Just to quality that guidance statement.

Bruce Knooihuizen:
     OK. Well I'll take the guidance. We have not updated guidance. So in effect, we're - if we felt like there was a significant change in the guidance, that we gave in February, we would alert you to that. We do not believe that to be the case.

Raj Patel:
     OK. So that's basically re-affirming guidance then?

Bruce Knooihuizen:
     Well we're not updating guidance. So I guess it's fair enough - I guess it's fair to say we believe in the guidance.

Raj Patel:
     OK and then the prepaid pricing.

Douglas Stephens:
     What we did on pre paid pricing was actually took the monthly amount up on average by about $5. But we loaded in more minutes. So what we charging pre paid minutes was in the low 30s. We dropped back down to the low 20s on a per minute basis. What we were hoping to do with that was two things. We wanted to drive more traffic, reduce churn, and increase our RPU by having the higher monthly amount of the people will select them.

     And up to this point, it's been positive.

Raj Patel:
     OK. Great. Thanks, guys.

Everett Dobson:
     Thank you.

Operator:
     Our next question Kevin Roe from Roe Equity Research. Please go ahead.

Kevin Roe:
     Thanks. Regarding the tremendous progress you've had in getting more GSM gross ads percent of the total than you had expected, I believe you said the number was 80 percent by year end was what you were expecting in February. And now you're at 60 percent, is that correct?

Everett Dobson:
     Close to - yes right at 60 percent of post pay.

Kevin Roe:
     That seems like a significant change in the next relative to an expectation. Should that not have a positive impact on churn and RPU relative to the guidance you gave in February? For instance, the two percent guidance you gave on - below two percent guidance on churn, we're at 1.9 percent for the quarter. Given that trend, should it continue? Will we not see, churn, for instance, below 1.9 percent for the remainder of the year?

Bruce Knooihuizen:
     Yes, you know, all things being equal, emphasize that. If we continue to have the migrations, particularly the migrations from GSM or from TDMA to GSM continue at the current pace, then we would expect that buy the end of the year to be quote ahead of pace on RPU. That's a pretty big if. Because I think what we are suspecting that we're seeing today in terms of the migration is a big of a pent up demand. Some of the early adopters. Some that were waiting for the color screen camera phones that were the early adopters of the GSM migration.

     With respect to churn, any time you increase your subs under contract, as we did from 65 to 69 percent in one quarter, and the average life of our contract from 12 to 14 months. Those are favorable indicators of churn.

     We do have, quite obviously we do have WLNP coming out in a few weeks for 86 percent of our company. So, you know, that's always a factor that weighs in on it. But, yes, all things being equal, and again, that's not easily said, but RPU as we said is in fact trending based upon the conversion alone or the migration alone, RPU should be trending in the positive direction. And likewise, with churn you're exactly right weighing in, of course, WNP - WLNP.

Kevin Roe:
     And taking that another step, assuming that trend continues and we see those impacts on RPU and churn, is it fair to say that the higher end of the original EBITDA guidance is more achievable?

Bruce Knooihuizen:
     Well, you know, I think that's not - I'm not saying that. I haven't really
     - I'm not prepared to even comment beyond the original - the actual guidance. I think there's some obviously there's some big ticket items in there, including roaming and getting some of the cost elements.

     You know, we are on an annual basis, as we've said, as I've said in my comments, we feel 75 cent reduction in RPU in the first quarter. So on an annual basis getting to a - because - simply because we're trending in the positive direction, does not mean on the annual basis that you move the needle a significant amount. It takes a while to significantly move the sub base. We're - you know, we're obviously at 40,000 GSM subs, but that's on a
     1.6 million base. So yes, it's going to take some time. And I think there's other influencing factors that are bigger ticket items when you start to analyze the EBITDA guidance for the year.

Kevin Roe:
     That's helpful. And one last quick follow up, at the conference in February you mentioned Dobson's continued interest in looking at potential acquisitions similar to the deals you've done over the past years. Are there still opportunities out there? And can you give us your updates on our M&A appetite?

Everett Dobson:
     Yes, I mean there's obviously - we believe there continues to be opportunities. We do not have anything to update. We are obviously anxious to close on NPI which is a previously announced transaction in the next - hopefully in the next 30 to 45 days. But beyond that, we're still looking at all of our strategic options. And we really don't have anything to report right now.

Kevin Roe:
     Great. Thanks, Everett.

Everett Dobson:
     Thank you

Operator:
     Our next question Daniel Moore, DJS Securities, please go ahead.

Daniel Moore:
     Thank you. Just turning to the balance sheet, obviously you've got a little bit more flexibility with the second amendment. But Bruce, what do you see as your options here to refinancing, you know, a good chunk of the obviously high interest debt on the balance sheet, particularly with interest rates potentially starting to pick back up here over the next couple of quarters?

Bruce Knooihuizen:
     Well, I think, our view really hasn't changed much from two months ago. I think that when we're looking at our balance sheet, we need to consider not only the capital markets, and our opportunity to go to the capital markets, but also our current securities were they callable, were not callable.

     I would say that we will continue as we have in the past to try to make progress on our balance sheet, in whatever opportunities exits for us. Sometimes what exists is our opportunity to refinance. Sometimes, what exists is our opportunity to use some of our cash. Again, sometimes we nibble at it. And sometimes big opportunities come up.

     So without getting in to any specifics, I think the same kinds of things you've seen in the past from us, we'll continue to strive to do. Where it makes sense to use some of our cash and buy some of our securities, we will do that. If there is an opportunity to do a bigger refinancing to take out some of our high cost debt, we will do that as well. But I don't have any specifics that I'll share with you at this point.

Daniel Moore:
     OK. And Everett, at the risk of kind of harping on this, maybe you can give us a little bit better sense, I know you haven't given any quarterly guidance, obviously. And you haven't changed your guidance for the full year. Looking at Q2 is - should we view Q1 as kind of a trough for EBITDA? Would you expect some improvement going forward from here? Or given the lower MOUs in Q2 on a year-over-year basis, do you think we could see a little bit of a decline further?

Everett Dobson:
     Well I think you can see improvement Q2 over Q1. We will be significantly disappointed if we did not. And we do have - we continue to have a strong a seasonal influence on not only local - or not only roaming usage, but local as well. So assuming the natural and normal seasonal trends that we experience in growth in minutes, yet, we would expect Q2 to be an improvement off of Q1.

     But we did see a significant growth or a significantly influx of roaming minutes last year from AT&T. And as they went through that - their subscriber management program beginning in what appears to be in the fourth quarter of last year, a lot of that base, if you will, left. And so we don't expect to see the kind of, you know, growth in minutes that we traditional experience in the second quarter off a normal base, because the base in fact was in large part reduced significantly. So that is effectively driving our belief as to the year-over-year change in the second quarter.

     Now as you flow in to the fourth quarter, you know, as we all know, AT&T effectively moved off a lot of minutes in the fourth quarter alone. That established, we believe, a smaller base, or reestablished a base. So we would expect that - those minutes to start to grow in the fourth quarter. And again, we're relying on Cingular's minutes to continue to grow.

     I will caution, and it goes without saying, perhaps, we are anxious to see AT&T's results for the next three quarters. We obviously would not fair too well if AT&T continues to lose 350,000 subs per quarter. But we are cautiously optimistic that their new program, their new competitive rate plans will turn that around.

Daniel Moore:
     That's helpful. And one quick follow up. On the incremental marketing and advertising expense, roughly two-and-a-half million that you talked about in Q2, do you expect to maintain those levels in Q3 and Q4? Or ramp up a little faster? Or is that a pretty good run rate going forward? Thank you.

Douglas Stephens:
     That has not been finalized yet. I think that what we want to do is see what impact we get. I mean, when you look at the other carriers out there, and the spending that they're doing right now, we had to increase our visibility in the marketplace.

     We've got advertise enough to make sure that we get our fair share and then some. And so they will be reviewed as we get in this. We want to see what the impact is. Well see if there's value in the extra spend that there is, then certainly, we would probably take a hard look at doing that on an ongoing basis. But that certainly is - we just started it in the month of April, so I don't want to be premature and say what we'll do third quarter.

Daniel Moore:
     OK. Thank you

Douglas Stephens:
     You bet.

Operator:
     Our next question, Mike Plancey from Blaylock and Partners. Please go ahead.

Mike Plancey:
     Yes. Could you just remind us what the new covenants are in the amended bank facility?

Bruce Knooihuizen:
     The amendments primarily just set new levels for the leverage ratios and for the fixed charge ratio and modified slightly the excess cash flow requirements and when we can send cash up to the parent.

Everett Dobson:
     The new agreement, the new amendment by the way was attached to our Q. So that is available to look at.

Mike Plancey:
     Thanks.

Operator:
     Our next question, Michael Weiner from Banc of America. Please go ahead.

Michael Weiner:
     Yes, hi. Two questions and one of them will be beating that dead guidance horse a little bit more. But first, obviously it's only been a couple of week since you introduced the advertising campaign in markets, and pushing that GSM product. Is there anything you can speak to about impact, results, increased traffic? Is there anything going on as a result of the launch of the marketing campaign?

Douglas Stephens:
     Yes, Michael what - it has been out there for effectively a little over three weeks, the selective market, a little less than that in others. And as I said briefly, my comments up to this point, we have not seen any dramatic changes to our traffic. And I would also say I'm not sure that that comes as a big surprise. I think when you've been in the marketplace, and viewed as the TDMA technology, predominantly focused on local rate plans, and then you change that, I don't think that you can change behavior over night.

     So I do think that's something that grows. And it will be get better as we get the message out there. But there was no immediate impact. So I can put the ads out there, and at least saw people lined up in the stores, as I would certainly have liked to have seen but I don't think that was unexpected either.

Michael Weiner:

     OK. And then just back to the guidance question, Everett, you seem to have essentially the guidance exists. It's out there. You're not - you seem to be stopping short of reaffirming it. It seems that the company having done 83 million in the first quarter, you think about the increased ad spend in the second quarter, potentially longer if it works. And then, think about the expectation, or hope and anticipation of a better gross add performance, which obviously brings with is an up front cost, and a long-term payout, if you will, as those subscribers stay around.

     It doesn't on paper, look as though the company is on track, as well as the roaming expectations in the second quarter, on track to get to that 390 level for the full year. Am I missing something?

Everett Dobson:
     And you say that because roaming may come in below expectations or above - we're ...

Michael Weiner:
     Well it's a combination of things. It's the fact that you're increasing your marketing spend in the second quarter. It's the fact that you're hoping and expecting gross ads are going to improve, which brings with it, obviously the cost of acquisition. You're migrating customers more quickly which brings with is a cost. It just - it sounds from the various things that are going on, that, you know, in fact, if you are successful, if you do add more, if the gross ads do pick up in the later part of the year, that will bring with it cost, that, you know, that will make it harder to get that, you know, even to the lower end of guidance.

Everett Dobson:
     ... gross ads don't have nearly as much to do with it as RPU. RPU is the - is what I would characterize as the big ticket one. And that will influence EBITDA more so than anything we're talking about right now, even more so than roaming. Roaming has - when you consider our - you know, if AT&T, as an example, if we miss roaming minutes, expectations, like five percent, and then consider the margin, that those roaming minutes carry, roaming volume is not going to have a significant swing on EBITDA. It will have some, you know, more of an impact on revenue, but even less of an impact on EBITDA.

     But what will influence our EBITDA for the year is RPU trend. And again, as I said we think that we are - we're certainly on track. And we think by the end of the year, we may have a chance to be above our expectations for the latter part of the year.

     For the balance of the year, then we're probably in range, but, you know, there is some - you said, there are some certainly some things that, you know, we are expecting to see, and I want to see and you want to see and everyone does. But in terms of our guidance, the reason you call it guidance, obviously because it's futuristic, it's out there. There are no certainties. We believe it. We're operating to that plan. We continue to operate our business in the manner that we described. And that's, you know, if that's not you know, that's not casting it in stone, and giving you more comfort, I don't know what more to do except to tell you how we run the business in as much detail as we possibly can.

Michael Weiner:
     OK. Thank you

Operator:
     Our next question Sandy Liang from Bear Stearns, please go ahead.

Sandy Liang:
     Hi, there. I'm wondering if you can review the economics of your pre pay customer in terms of what's the CPGA of that customer, what's the RPU and churn? What's it been recently? Where do you think it's going by the end of the year? And also the same for your reseller customers as well?

Everett Dobson:
     OK. The PRU on pre paid has been in the $24 range. We are anticipating that with this new change to be in the upper 20s to lower 30s. The churn on the pre paid sub was just over 10 percent. So it was higher than what we wanted. That's why a lot of these changes went in to play. The RPU wasn't as high we wanted. And churn was unfortunately too high.

     The most recent month's churn was down in to the mid to upper eights, which is still now where we desire it to be. But clearly, moving in the direction that the we want. On the RPU out of resellers and churn, our RPU range is in the five to $6 range. I think it's closer to six, actually. And the churn on those in the six percent range.

Bruce Knooihuizen:
     In terms of the cost side of those, on the CPGA on either one, they're very minimal. There's a little bit of a cost on the pre paid. But it's under, you know, $20. And so the pay back period from a CPGA is a very short. Obviously from the reseller standpoint, there's no CPGA. That's all born by the reseller.

     On the CCPU, again, the reseller, very little cost on that. Obviously there's the incremental cost of our network which we talked a little bit about in general. But in terms of G&A type cost, you just really have some management costs with the reseller. But we don't have the customer service. We don't have the collections and the billing, and all of those other costs that are associated with your own subscribers. On the pre paid again, we have the similar types of cost for the network that we have for all of our customers. But here too, on this G&A side, there is some cost associated with our customer service. But that's limited as we've seen from a historical standpoint. And obviously there's no uncollectibles associated with them. So that's the real positive in terms of those folks.

Sandy Liang:

     OK. And on the CPGA, when you say $20 CPGA is that - that's just variable CPGA, right?

Bruce Knooihuizen:
     Yes.

Sandy Liang:
     So therefore, there's no subsidy and very little commission?

Bruce Knooihuizen:
     Well that - there's a little bit of a subsidy, that's the variable piece.

Everett Dobson:
     And a small commission piece. I mean the range on CPGA on pre paid is going to run between 20 and $35.

Sandy Liang:
     OK. And then in terms ...

Everett Dobson:
     ... and the promotion that we're running on the handset pricing that we have going at that point in time.

Sandy Liang:
     And if you look at the mix of your gross ((inaudible)) I mean 68,700 for post paid, and 16,000 pre paid. Would you take the rest -the fixed portion of CPJ and allocate it to the two different products? I mean is that a decent way to look at it?

Douglas Stephens:
     Advertising.

Sandy Liang:
     I'm sorry.

Everett Dobson:
     Yes, I think that's reasonable.

Sandy Liang:
     OK. And how sensitive is your RPU this year going to be your RPU outlook to the mix between pre paid and post paid. Is that tracking how you're anticipate it when you're budgeting at the beginning of the year?

Everett Dobson:
     Thus far it is. Thus far we're right on plan in terms of the mix.

Sandy Liang:
     OK. Thanks.

Operator:
     Our next question Rachel Golder from Goldman Sachs Asset Management. Please go ahead.

Rachel Golder:
     Yes, good morning. Actually this is just a real quickie. Could you update us on what your available under your most restrictive payments basket is?

Bruce Knooihuizen:
     Yes. From an ability to upstream cash to the parent company, it's just a little over $90 million on the most restrictive.

Rachel Golder:
     Great. Thank you

Operator:
     Our next question David Zorub from Hawkshaw Capital Management. Please go ahead.

David Zorub:
     Good morning. Everett could you just reiterate or clarify, I want to make sure I understood the earlier question about yields already being at 14 cents. And you said that they were, the TDMA and the GSM yields were essentially the same at this point in time.

     I'd just like to better understand, when you look at the agreements under each of the American and Dobson properties, is it the case that the AT&T, TDMA and GSM yields are roughly the same in each property? Or did you mean to indicate that when you look at the blended base, your GSM rate roughly approximates your blended TDMA rate. And so for it to be 14 cents for roughly the rest of the year it essentially depends on the mix of minutes in each of the properties and by carrier.

Everett Dobson:
     The answer to the question is that first of all Cingular is the big, is the growing minutes particularly in GSM and Cingular and TDMA rates are identical. So as that growth continues, then the so called effect of the shift is even more mitigated. AT&T has a different - has a higher GSM rate, excuse me, higher TDMA rate than it does GSM. But given AT&T is transitioning slower and selling fewer then that has effectively mitigated the rates.

     And on balance if you look at the quote that - look at this exercise in terms of the yield, where you weigh in all carriers, including AT&T and Cingular and even the others, which have some impact, particularly given that they are at a higher yield. Then we are, as I said, highly confident that the 14 cents is approximately where we end up for the year, even though we wee at that rate in the first quarter.

David Zorub:
     OK. Great. That's helpful. And then, given that about 10 percent of MOUs - roaming MOUs came from GSM during the quarter, just looking back at the presentation from February, it looked like the forecast for the year end was going to be closer to 15 percent. Is there any change in the way we should think about that number, given that we're already pretty close to that 15 percent after one quarter?

Everett Dobson:
     Yes. I think you can certainly look at it that that may be a little conservative. But as I said, what we are experiencing, I don't know if we said this or not, but Cingular GSM minutes are higher than expected. Cingular total minutes are higher than expected. So yes, the minute growth that we're seeing is in GSM which is great for us. We want to build minutes on our GSM network, as we bring down minutes on our TDMA network. That creates a much more efficient platform for us to sell minutes off of.

     So yes, that's a benefit to us. And we expect that that 15 or 16 percent may be a little conservative at the end of the year.

David Zorub:
     Great. And just one last clarification for Bruce, on the store for store numbers, I apologize if I missed this but Q1 '04 we know that the local business was about 181 and roaming was about 42. You said that the year-over-year pro forma was about one, I guess by my math was about 1.79 on the local. You said that this year was up about one percent. And I'm getting to about 70 million on the roaming side. I don't know if you actually gave out that number but is that about right?

Bruce Knooihuizen:
     That's about right.

David Zorub:
     OK. Great. Thank you very much.

Bruce Knooihuizen:
     You're welcome.

Everett Dobson:
     Thank you

Operator:
     Once again to ask a question, that's star one your touch-tone telephone. And we'll take a follow up question from Ethan Schwartz from CRT capital group. Please go ahead.

Ethan Schwartz:
     Yes, a follow up question on the American Cellular market, again, I'm sorry to beat this horse. But, you know, Cingular just bought (Next Switch Spectrum) moving up to Poughkeepsie so my assumption is that they are going to build that out. And do you have any intention - do you have any understanding from whether they intend to build out that market or not?

Everett Dobson:
     Well as I said earlier, we have a buy back right from AT&T in the event that AT&T mergers with Cingular, obviously we expect that to happen. In the event that AT&T mergers with Cingular then any asset that are in that overlap area we have a right to buy them. And we expect that that is an enforceable contract. And that's it. That's part of the contract.

Ethan Schwartz:
     I think the buy back rate covers systems not spectrums. I mean have you - can you at least tell us in your negotiations with them, whether you've clarified whether they think you have the right to buy back any spectrum that they own up there?

Everett Dobson:
     No. It includes a system if it comes with a spectrum. It doesn't include spectrum raw spectrum if the system hasn't been built.

Ethan Schwartz:
     So have they agreed with you that, you know, can you tell us basically what they say you have the right to buy from them?

Everett Dobson:
     You know, in all honesty, we haven't really gotten in to that area of the discussion yes.

Ethan Schwartz:
     OK. Thanks.

Everett Dobson:
     It's a little premature.

Operator:
     Our next question Bruce Cripe from Deephaven Capital. Please go ahead.

Bruce Cripe:
     Yes, if I heard correctly you said you presently had the ability to upstream $90 million. Is there a current cash position at the holding company as well?

Bruce Knooihuizen:
     Is there a current cash position at the holding company? Yes, we have some cash at the holding company?

Bruce Cripe:
     And that would be?

Bruce Knooihuizen:
     It's roughly 70 million.

Bruce Cripe:
     OK. And I appreciate your efforts to address the guidance issue on the EBITDA. But let me ask a more simplistic question; are you as confident now in the guidance that was given as when you gave it?

Everett Dobson:
     I think any time you get further in to the year, you have more visibility. So yes, we're - you know, obviously if we had seen a significant major reduction in roaming minutes in the first quarter that would have impacted it.

Bruce Cripe:
     OK. Was that a yes or no?

Everett Dobson:
     If we had seen it - if we had seen a significant impact in our RPU in the first quarter, that would have impacted. So yes, we have more visibility. And therefore, we believe the guidance is at least attainable as it was in the first quarter or as we saw on February. We're not a lot in to the year. We're only two-and-a-half months. And a lot of the initiatives that go through that we are - that we talked about are initiatives that are just now being rolled out with respect to increased growth and increased RPU as a result of migration and other initiatives.

Bruce Cripe:
     OK. So I'll take that to mean you are at least as confident?

Everett Dobson:
     Yes.

Bruce Cripe:
     Thank you very much.

Operator:
     Our next question, Iuping Li from Putnam Lovell; please go ahead.

Iuping Li:
     My question has been answered. Thanks.

Operator:
     And there are no questions remaining. Therefore, I'd like to turn the call back over to Mr. Dobson for any additional or closing remarks.

Everett Dobson:
     Well thanks for the participation, the questions. We, as always stand ready for additional follow up questions. And we with that, we'll see you next quarter.

Operator:
     And ladies and gentlemen, this does conclude our conference today. We do thank you for your participation. You may disconnect at this time.

END